Exhibit 10.2

ADDENDUM XIX
TO
SPRINT PCS MANAGEMENT AGREEMENT

Manager:	Shenandoah Personal Communications, LLC

Service Area:	Altoona, PA BTA #12
Beckley, West Virginia BTA #35
Bluefield, West Virginia BTA #48
Charleston, West Virginia BTA #73
Charlottesville, Virginia BTA #75
Clarksburg—Elkins, West Virginia #82
Danville, Virginia BTA #104
Fairmont, West Virginia BTA #137
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV BTA #179
Harrisburg, PA BTA #181
Harrisonburg, VA BTA #183
Huntington, West Virginia--Ashland, Kentucky BTA #197 (excludes Gallia County, OH or Greenup County, KY)
Lynchburg, Virginia BTA #266
Martinsville, Virginia BTA #284
Morgantown, West Virginia BTA #306
Roanoke, Virginia BTA #376
Staunton--Waynesboro, Virginia #430
Washington, DC (Jefferson County, WV only) BTA#461
Winchester, VA BTA #479
York-Hanover, PA BTA #483

This Addendum XIX, dated as of May 6, 2016 (“Effective Date”), contains certain additional and supplemental terms and provisions to that certain Sprint PCS Management Agreement and the Sprint PCS Services Agreement, each entered into as of November 5, 1999, by the same parties as this Addendum (or their predecessors in interest), and SprintCom, Inc., a Kansas corporation (“SprintCom”), which became a party to the Management Agreement by entering into Addendum XVIII dated as of August 10, 2015.  The Management Agreement and the Services Agreement were previously amended by Addenda I-XVIII (as so amended, the “Management Agreement” and the “Services Agreement,” respectively).  The terms and provisions of this Addendum control, supersede and amend any conflicting terms and provisions contained in the Management Agreement and the Services Agreement.  Except for express modifications made in this Addendum, the Management Agreement and the Services Agreement continue in full force and effect.

Capitalized terms used and not otherwise defined in this Addendum have the meanings ascribed to them in the Management Agreement or the Services Agreement. Section and Exhibit references are to Sections and Exhibits of the Management Agreement or the Services Agreement, as applicable, unless otherwise noted.

This Addendum is effective on the date written above (the “Effective Date”), except for the provisions specifically identified herein as becoming effective on the Merger Closing Date.

On the Effective Date, the parties agree as follows:

1.	Consent and Agreement. Sprint PCS is entering into that certain Consent and Agreement with CoBank, ACB as Administrative Agent (which Consent and Agreement, as amended and modified from time to time, is referred to as the “Consent and Agreement”) to enable Parent (as defined in Addendum XVIII) to obtain loans (the “Loans”) from the Lenders (as such term is defined in the Consent and Agreement) and their successors and assigns as provided in the Credit Agreement (as such term is defined in the Consent and Agreement).

2.	Consent and Agreement Not Assignable. Except as expressly required or permitted in the Consent and Agreement, Manager may not assign the Consent and Agreement.

3.	Notices. Manager agrees to promptly give Sprint PCS a copy of any notice that Manager receives from or gives to Administrative Agent or any Secured Party (as those terms are defined in the Consent and Agreement) pursuant to Section 3 of the Consent and Agreement. Sprint PCS agrees to promptly give Manager a copy of any notice that Sprint PCS gives to Administrative Agent or any Secured Party pursuant to Section 3 of the Consent and Agreement.

4.	Financial Information. Upon written request to Manager after Sprint PCS has been provided with written notice pursuant to Section 3 of the Consent and Agreement, Manager agrees to give Sprint PCS a copy of all financial information it gives Administrative Agent or any Secured Party.

5.	No Defaults Under Credit Documents or Sprint Agreements. Manager warrants and represents that as of the date hereof, no Default or Event of Default under any of the Loan Documents (as those terms are defined in the Consent and Agreement) has occurred, and no Event of Termination under the Management Agreement has occurred.

6.	Sharing Confidential Information with Lenders. Section 12.2(b)(vii) of the Management Agreement is amended by inserting the words “or has provided” between the words “is considering providing” and “financing.”

7.	Amounts Payable by Manager. The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this Agreement.  Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 3.1.7, 3.8, 4.4, 9.3, 10.2, 10.4, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2, 3.5 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties’ obligations under this Agreement and the Services Agreement, any payments arising from the exercise of a purchase option by either party, the Fee Based on Billed Revenue described in Section 10.2.1 of this Agreement, the Prepaid Management Fee described in Section 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement, the Command Center Fee described in Section 10.2.7.5 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee, Prepaid CCPU Fees and LTE Data Core Services Fee described in the Services Agreement, the amounts payable by Manager under Sections 15 and 24 of Addendum XVIII to the Management Agreement and the amounts payable by Manager or Sprint PCS under Section 5 of Addendum XVIII will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

8.	Section 10.4.2 of the Management Agreement is amended to read as follows:

Inter-Service Area Fee.  Manager and Sprint PCS have determined that the monthly Inter Service Area Fee that Sprint PCS owes to Manager exceeds the monthly Inter-Service Area Fee that Manager owes Sprint PCS by (x) $417,000 per month for the time period from January 1, 2016 through the Merger Closing Date (as defined in Addendum XVIII) and (y) $1,500,000.00 per month for the time period commencing on the first day after the Merger Closing Date through December 31, 2018 (“Monthly Inter-Service Area Payment”).  The Monthly Inter-Service Area Payment will be included as an amount payable to Manager in the monthly statement provided to Manager in accordance with Section 10.11.2 of this Agreement and will be paid to Manager in accordance with Section 10.12 of this Agreement. If the Merger Closing Date occurs on a date other than the last day of a calendar month, the Monthly Inter-Service Area Payment for such month will be determined on a per diem basis using the rates described above and any additional payments that Sprint PCS owes to Manager will be included as an amount payable to Manager in the next monthly statement provided to Manager in accordance with Section 10.11.2 of this Agreement and will be paid to Manager in accordance with Section 10.12 of this Agreement.

Manager and Sprint PCS have included usage of the Sprint PCS Network (excluding the Service Area) by the nTelos Customers under the Excluded Contracts and the nTelos customers located in the towns of Southshore, Kentucky; Belpre, Ohio; Gallipolis, Ohio; Marietta, Ohio; Portsmouth, Ohio; Parkersburg, West Virginia and Williamstown, West Virginia (collectively, the “Parkersburg Area”) in determining the Monthly Inter-Service Area Payment.  Manager will not be required to compensate Sprint PCS for that usage provided that Manager maintains and operates the nTelos network in the Parkersburg Area substantially in the manner that the network was maintained and operated on the Merger Closing Date.   If Manager fails to maintain and operate the nTelos network in the Parkersburg Area in the condition described in the preceding sentence, Manager must compensate Sprint PCS for the use of the Sprint PCS Network (excluding the Service Area) by the nTelos Customers in the Parkersburg Area on a monthly basis using Sprint PCS or its Subsidiaries then current standard roaming rates.

The parties will reset the Monthly Inter-Service Area Fee after the expiration of the initial three year period and after every subsequent three year period with, for example, the second pricing period beginning on January 1, 2019 and ending on December 31, 2021. The Monthly Inter-Service Area Fee will be reset based on: (a) the use of the Service Area Network by Customers with an NPA-NXX not assigned to the Service Area Network; (b) the use of the Sprint PCS Network excluding the Service Area Network by Customers with an NPA-NXX assigned to the Service Area Network; (c) Manager’s and Sprint PCS’s respective network costs incurred in producing and delivering a minute or kilobyte of use and (d) if applicable, the use of the Sprint PCS Network (excluding the Service Area), by nTelos Customers under the Excluded Contracts and the nTelos Customers in the Parkersburg Area.  The process for resetting the Monthly Inter-Service Area Fee is as follows:

(i)	On or before the first day of September immediately preceding the expiration of the then current pricing period, Sprint PCS will provide Manager with the formula that it will use to calculate its network costs incurred in producing and delivering a minute or kilobyte of use. Manager shall, within 30 days following receipt of such formula, calculate its network costs incurred in producing and delivering a minute or kilobyte of use using the formula provided by Sprint PCS and provide such network cost to Sprint PCS. On or before the fifteenth day of October immediately preceding the expiration of the then current pricing period, Sprint PCS will give Manager a proposal for the Monthly Inter-Service Area Payment for the subsequent pricing period based on the costs described above and the usage for the twelve month period commencing on October 1st of the calendar year preceding the year in which the notice of a new proposed Monthly Inter-Service Area Payment is being provided. For example, for the initial reset of the Monthly Inter-Service Area Fee: (x) Sprint PCS must provide the formula on or before September 1, 2018; (y) Manager must provide its costs on or before October 1, 2018; and (z) Sprint PCS must provide a proposal based on such costs and the usage experienced by the parties for the 12 month period from October 1, 2017 to September 30, 2018 on or before October 15th, 2018. Manager’s representative and Sprint PCS’ representative will begin discussions regarding the proposed Monthly Inter-Service Area Fee within 20 days after Manager receives the proposed Monthly Inter-Service Area Fee from Sprint PCS. Each party will provide the other party with copies of excerpts of any books, records and supporting information in the providing party’s possession as may be reasonably necessary or appropriate to support a determination of the appropriate Monthly Inter-Service Area Fee for a subsequent period.

(ii)	If the parties do not agree on the Monthly Inter-Service Area Fee within 30 days after discussions begin, then the parties may escalate the discussion to an officer in Sprint’s Business Development group (or an officer in any replacement group) and Manager’s Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer.

(iii)	If the parties cannot agree on the Monthly Inter-Service Area Fee within 20 days after the escalation proceed begins, then the parties will submit the determination of the Monthly Inter-Service Area Fee to binding arbitration under Section 14.2 of the Management Agreement, excluding the escalation process set forth in Section 14.1.

(iv)	If the Monthly Inter-Service Area Fee is submitted to arbitration, the Monthly Inter-Service Area Fee proposed by Sprint PCS will apply starting at the expiration of the then current pricing period and will continue thereafter unless modified by the final decision of the arbitrator. If the arbitrator imposes a Monthly Inter-Service Area Fee that is different than the one then in effect, the imposed Monthly Inter-Service Area Fee will be applied as of the commencement of the then current pricing period. If on application of the new Monthly Inter-Service Area Fee, one party owes the other party any amount after taking into account payments the other party has already made, then the owing party will pay the other party within 30 days of the date of the final arbitration order.

9.	Settlements. Section 15 of Addendum XVIII to the Management Agreement is amended to read as follows:

Sprint PCS or a Related Party of Sprint PCS currently has postpaid and prepaid subscribers in the nTelos Expansion Area using the nTelos wireless network pursuant to a certain Amended and Restated Resale Agreement by and among West Virginia PCS Alliance, L.C.; Virginia PCS Alliance, L.C.; Ntelos, Inc.; and Sprint Spectrum L.P. and its Designated Affiliates, effective May 1, 2014.  (“Sprint/nTelos Subscribers”).  As of the Merger Closing Date, the Sprint/nTelos Subscribers are deemed to be either Customers or Prepaid Subscribers in the Manager Service Area and fees and credits relating to the former Sprint/nTelos Subscribers will be settled in accordance with the Management Agreement (including specifically Section 10 of the Management Agreement) and Manager will pay Sprint Spectrum for services in accordance with the Services Agreement (including specifically Section 3 of the Services Agreement). Manager will pay to Sprint PCS an estimated one-time LTE Data Core Services Fee for the Sprint/nTelos Subscribers within 10 days following the Merger Closing Date, based on Sprint PCS’ and Manager’s estimation as of the Merger Closing Date of the number of Manager LTE Devices that will be added to the Service Area.   The estimated LTE Data Core Services Fee for the Sprint/nTelos Subscribers will be trued-up in accordance with Section 3.5 of the Service Agreement at the end of calendar year 2016 based on the actual Manager LTE Devices added to the Service Area.

In addition to the Sprint/nTelos Subscribers, nTelos has its own postpaid and prepaid subscribers in the nTelos Service Area (“nTelos Subscribers”).  When an nTelos Subscriber satisfies the criteria for becoming a Converted nTelos Subscriber (as described in category “X” of the definition of Converted nTelos Subscriber in the Master Agreement), the former nTelos Subscriber will be deemed to be a Customer or a Prepaid Subscriber (as applicable) in the Service Area and Manager will commence paying (i) Sprint PCS the Fee Based on Billed Revenue for a Converted nTelos Subscriber that becomes a postpaid subscriber and a Prepaid Management Fee for a Converted nTelos Subscriber that becomes a prepaid subscriber in accordance with the Management Agreement and (ii) Sprint Spectrum for Services in accordance with the Services Agreement. For any nTelos Subscriber that has not become a Converted nTelos Subscriber within 180 days after the Merger Closing Date, Manager will commence paying Sprint PCS an amount equal to the Fee Based on Billed Revenue for the nTelos Subscribers that are postpaid subscribers and an amount equal to the Prepaid Management Fee for the nTelos Subscribers that are prepaid subscribers determined using the same methodology described in the Management Agreement for Customers and Prepaid Subscribers, but will not be required to pay Sprint Spectrum for Services in accordance with the Services Agreement until the nTelos Subscriber becomes a Converted nTelos Subscriber. During calendar year 2016, Manager will not be required to pay an estimated one-time LTE Data Core Services Fee immediately when an nTelos Subscriber becomes a Converted nTelos Subscriber with a Manager LTE Device, but such subscriber will be included in the annual reconciliation of the LTE Data Core Services Fee for calendar year 2016, as provided in Section 3.5 of the Services Agreement, and the anticipated number of Converted nTelos Subscribers with LTE Devices will be included in determining the projected number of net activations of Manager LTE Devices for subsequent calendar years.

Unless Sprint PCS elects to discontinue offering LTE Data Core Services pursuant to Section 2.2.1(e)(3) of the Services Agreement, Sprint PCS will provide sufficient LTE Data Core Services capacity to accommodate the Converted nTelos Subscribers and additional LTE usage in the Service Area (including the nTelos Expansion Area) as of the Merger Closing Date.

The parties acknowledge that, under current procedures, Manager receives payments from Customers and Prepaid Subscribers that are held in Manager’s deposit accounts until transferred by Sprint PCS to its own deposit accounts.  During the Adjusted Settlement Period (as defined in Section 2.1 of the Master Agreement), Sprint PCS will discontinue its practice of transferring funds from Manager’s deposit accounts, and Manager shall have the right to retain all such funds.  Amounts retained by Manager shall reduce the net postpaid and prepaid cash settlements (as increased by the Adjusted Settlement Amount pursuant to the Master Agreement) payable from Sprint PCS to Manager.  Manager will continue to promptly provide Sprint PCS with all information reasonably necessary to enable Sprint PCS to correctly settle such amounts under the Management Agreement and to credit accounts of the Customers and Prepaid Subscribers.

10.	Device Lease Agreements. Notwithstanding anything to the contrary contained in the Management Agreement, Sprint PCS will be entitled to retain all amounts collected that relate to device lease agreements that Sprint PCS or one of its Affiliates entered into or may enter into with Sprint n/Telos Subscribers or with any future Customers in the Service Area.

General Provisions

11.	Manager and Sprint PCS’ Representations. Manager and Sprint PCS (including SprintCom) each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party’s right or obligation to consummate the transactions contemplated by this Addendum.

12.	Reaffirmation of Sprint Agreements. Each of the undersigned reaffirms in their entirety, together with their respective rights and obligations thereunder, the Management Agreement, the Services Agreement, the Trademark and Service Mark License Agreements, and the Schedule of Definitions (as defined in the Management Agreement).

13.	Counterparts. This Addendum may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first above written.

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By:	/s/ Christopher French
Name: Christopher French
Title: President and Chief Executive Officer

SPRINT SPECTRUM L.P.

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Chief Financial Officer

SPRINT COMMUNICATIONS COMPANY L.P.

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Vice President

WIRELESSCO, LLC.

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Chief Financial Officer

APC PCS, LLC

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Chief Financial Officer

PhillieCo, LLC

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Chief Financial Officer

SprintCom, Inc.

By:	/s/ Tarek A. Robbiati
Name: Tarek A. Robbiati
Title: Chief Financial Officer